Exhibit 99.4
Transcript
BHP Billiton
Media Briefing Teleconference
BHP Billiton and Petrohawk Energy Corporation
announce merger announcement

Friday, 15 July 2011

Media Briefing Teleconference

DISCLAIMER
The tender offer described in this presentation (the “Offer”) has not yet commenced, and this presentation is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Petrohawk Energy Corporation (“Petrohawk”) or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”). The offer to purchase shares of Petrohawk common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by North America Holdings II Inc., BHP Billiton Petroleum (North America) Inc., and BHP Billiton Limited, and the solicitation/recommendation statement will be filed with the SEC by Petrohawk. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MacKenzie Partners, Inc. at (212) 929-5500 or toll-free at (800) 322-2885.
Cautionary Statement Regarding Forward-Looking Statements
This presentation may contain, in addition to historical information, certain forward-looking statements regarding future events, conditions, circumstances or the future financial performance of BHP Billiton Limited and their affiliates, including North America Holdings II Inc. and BHP Billiton Petroleum (North America) Inc. (collectively, the “BHP Billiton Group”), Petrohawk or the enlarged BHP Billiton Group following completion of the Offer, the merger and other related transactions (the “Transactions”). Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Such forward-looking statements are not guarantees or predictions of future performance, and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control, that could cause actual results, performance or achievements of any member of the BHP Billiton Group or the enlarged BHP Billiton Group following completion of the Transactions to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived, (ii) beliefs and assumptions relating to available borrowing capacity and capital resources generally, (iii) expectations regarding environmental matters, including costs of compliance and the impact of potential regulations or changes to current regulations to which Petrohawk or any member of the BHP Billiton Group is or could become subject, (iv) beliefs about oil and gas reserves, (v) anticipated liquidity in the markets in which Petrohawk or any member of the BHP Billiton Group transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties, (vi) beliefs and assumptions about market competition and the behavior of other participants in the oil and gas exploration, development or production industries, (vii) the effectiveness of Petrohawk’s or any member of the BHP Billiton Group’s strategies to capture opportunities presented by changes in prices and to manage its exposure to price volatility, (viii) beliefs and assumptions about weather and general economic conditions, (ix) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as the stock price of each of Petrohawk and BHP Billiton Ltd., (x) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, (xi) expectations regarding Petrohawk’s or any member of the BHP Billiton Group’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments, (xii) Petrohawk’s or any member of the BHP Billiton Group’s ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins, (xiii) beliefs about the outcome of legal, regulatory, administrative and legislative matters, (xiv) expectations and estimates regarding capital and maintenance expenditures and its associated costs and (xv) uncertainties associated with any aspect of the Transactions, including uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions, the outcome of legal proceedings that may be instituted against Petrohawk and/or others relating to the Transactions, the expected timing of completion of the Transactions, the satisfaction of the conditions to the consummation of the Transactions and the ability to complete the Transactions. Many of these risks and uncertainties relate to factors that are beyond the BHP Billiton Group’s ability to control or estimate precisely, and any or all of the BHP Billiton Group’s forward-looking statements may turn out to be wrong. The BHP Billiton Group cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. The BHP Billiton Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law.

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Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, Petrohawk or the enlarged BHP Billiton Group following completion of the Offer, the merger and other related transactions unless otherwise stated.
RESERVES DISCLAIMER
The SEC permits oil and gas companies to disclose only proved, probable or possible reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. BHP Billiton uses the term “non-proved resources base” in this presentation to refer to reserves other than proved, probable or possible reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC, except in connection with an acquisition. This term includes estimates which are not yet classified as proved, probable or possible reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Non-proved resources base refers to internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers and do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Actual quantities that may be ultimately recovered from these properties will differ substantially. Factors affecting ultimate recovery include the scope of the ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of the non-proved resources base may change significantly as development provides additional data.

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OPERATOR: Welcome to the BHP Billiton’s media briefing teleconference on the company’s proposed Petrohawk transaction. My name is Nikki and I will be your operator for today’s call. For the duration of the call you will be on listen only; however, at the end of the presentation you will have an opportunity to ask questions. If you do wish to ask a question, please press star, one on your telephone keypad. If you change your mind and wish to withdraw your question, please press star, two. You will be advised when you ask your question. If at any time you need assistance, please press star, zero on your telephone keypad and you will be connected to an operator. I am now introducing you to Samantha Stevens, Vice President Media Relations, BHP Billiton. Thank you. Thank you for your patience; please hold and the conference will begin shortly.
1. Ms Samantha Stevens
MS S. STEVENS: Hello, everyone. Sorry if anybody is hearing this twice. We are going to go straight into Q and A this morning, but firstly I want to make a couple of points. First up, please note the disclaimer on today’s announcement which applies here, and secondly while we have both Marius Kloppers and Mike Yeager on the line I would ask you all to please direct all questions to Marius in the first instance. Thank you; let’s take the first question.
2. Questions
OPERATOR: Thank you. The first question comes from Matt Chambers of The Australian. Please go ahead.
MR MATT CHAMBERS, THE AUSTRALIAN
MR M. CHAMBERS: Hi, Marius, Mike.
MR KLOPPERS: Sorry, didn’t hear the name. We just got cut off there. Matt, hi, how are you?
MR CHAMBERS: Yes, it’s Matt Chambers. Well, thanks, Marius. I was just looking at your approach on this bid as compared to Potash. You have offered a big premium. Just wondering are you having sort of second thoughts about the approach you took to Potash and are there any thoughts maybe within the company that the approach you took here might have been more successful there?
MR KLOPPERS: Matt, very different transactions. PotashCorp was a largely developed resource company where effectively you were buying something that was well-developed. Here we have got, you know, a recommendation which was possible which we judged was possible, and I should point out, you know, something that came out of the reflections on the analyst call earlier this morning a little bit more strongly. While we are putting $15 billion at work here in the company, the real challenge for Mike and the real job at hand is the $5 billion a year or more that he hopes to spend over a decade or more, so that’s probably how I would characterise the difference between that and what was done at PotashCorp. I should also point out that for completeness sake that while we judged on that prior transaction that there were significant regulatory issues to overcome, one very big difference here which drives your approach as well as that, we do not — well, we don’t want to understate the importance of CFIUS and the Hart-

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Scott-Rodino process here, we do not judge there to be any material regulatory barriers that are in place. Thanks, Matt.
MR CHAMBERS: Okay. I did have a follow-up, if I could.
MR KLOPPERS: Please, Matt, go ahead.
MR CHAMBERS: On the analysts call you talked a lot about the change toward lower carbon-emitting fuels as a major factor in this acquisition. Does that strategy make US shale a more attractive proposition than, say, offshore Australian gas for export when you look at the carbon dioxide emitted during LNG processing sometimes carbon in the gas and I guess in particular the government’s move to tax LNG producers?
MR KLOPPERS: Matt, we do believe that the world over time will make energy choices that is consistent with our belief that carbon in the atmosphere is real and that the science is real and that the world has to do something about that. Over time, we certainly believe that. I think the two factors to think about that are embedded in your questions as we think about the West Australian LNG, the first is to say — to stress what Mike has said. This strategy of acquiring these resources is an ‘and’ strategy. It’s not an ‘or’ strategy. What Mike would like to do is ‘and’ do the Western Australian things ‘and’ do what he has done here. Clearly, what we need to take into account over time — and I am talking about decades here — is how, you know, the world prices out gas in different parts of the world, and that will be an ongoing story where we will have, you know, plenty of opportunity to talk about.
Apropos the carbon taxes, I probably don’t have a lot to say. We articulated our position some time ago and you will recall, Matt, that we laid out six principles at that time which underpinned our belief system on how we should address this not only in Australia but on a worldwide basis. It is perhaps worthwhile to talk about one of those principles which is export competitiveness. Effectively, what you have spoken about on LNG, which you have just commented on, Australian LNG, but also Australian coal, what is being proposed is an export tax on an uncompensated export tax on coal and LNG, taxes which our competing jurisdictions do not have. Now, I don’t want to project what happens over time; all I can say is that both customers and investors have to take into account export taxes which other jurisdictions do not have, and I am sure that we are no different from the competition in that regard.
OPERATOR: Thank you. The next question comes from Angela Macdonald-Smith of the Australian Financial Review. Please go ahead.
MS ANGELA MACDONALD-SMITH, THE AUSTRALIAN FINANCIAL REVIEW
MS A. MACDONALD-SMITH: Hi, Marius. I just wanted a bit of background about the acquisition. I believe Exxon bought Petrohawk Fayetteville shales in December, around about the time you were buying the Chesapeake Fayetteville ones and now you are buying the rest of Petrohawk. So it just seems a bit of a roundabout transaction, I guess, so could you just give us some insight into that?
MR KLOPPERS: Yes. Angela, if we step back some time we are probably going back some 18 months or two years ago when the majors started understanding that this technology was real, that it was going to continue to develop and that it was going to play a material part of supply. I think the first major transaction that was done was Exxon that bought — what is it I

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want to say? — XTO. I nearly said the Exxon code, XOM — that bought XTO. And since then there has been a lot of transaction. What has happened with all of these companies that has been largely entrepreneurial is that they put their foot on a lot of acreage and a lot of resources, and as they have had to move from exploration into development they have had to sell off or farm out successively pieces of that acreage in order to have the capital to do the development.
Petrohawk is no different from the other companies, and by recollection I think it did, yes, maybe $4 billion worth of transactions over the last 15 months or so as it has sold off acreage in order to have capital to fund that $2.8 billion program. The companies also were issuing equity at that time, all geared towards development. And I think that the transactions that you have seen by Exxon, by Shell, Statoil, Total and many others have been as that acreage has been sold off. They have been picking that up. So I think that’s the context for the sell-off. Mike, you may want to remind me of how many sales transactions Petrohawk did over the last couple of years.
MR YEAGER: Yes, Marius. I think you got the number right around the dollar figure, but it’s north of 10 asset sales that they’ve done. They’ve issued, you know, over $3 billion worth of new shares, and they’ve got their debt up pretty high, so as you said that’s, kind of, the triumvirate of what has happened there. But, Angela, I would just remind you that when Exxon Mobil, as Marius said, bought XTO back in December of ’08 they picked up a substantial Fayetteville position with XTO, so that was just a bolt on acquisition for them in the Fayetteville as a result of that, but as Marius said, Petrohawk was making that available in an ongoing manner like they have other things to move their business along.
MR KLOPPERS: And as they basically concentrate with their acreage, effectively, on these two producing areas and then the one exploratory area. Thanks, Angela.
MS McDONALD-SMITH: Could I squeeze in another one on that — after that acquisition?
MR KLOPPERS: Please, go ahead, Angela.
Ms McDONALD-SMITH: Yes, just wondering whether you still have any more scope, I guess, for acquisitions in petroleum either in shale or in other areas. I mean, you are understood to have looked at Woodside late last year, so yes, be interested in your thoughts there.
MR KLOPPERS: Angela, I can promise you that as we stand here today we are focused on getting this thing done, and Mike is already daunted by the prospect of having to ramp up the capital in the Fayetteville and ramp up the capital here to the $6 billion a year. Now, what clearly takes place almost everyday is that companies, as these acreages get consolidated, exchange positions, little transactions happen all the time, and clearly you’re going to see that continue to happen as the various majors and others consolidate their positions to get scale, synergy and so on, and it is very highly likely that you’re going to continue to see us participate in that as well.
OPERATOR: Thank you. The next question comes from Barry Fitzgerald of Fairfax. Please go ahead.
MR BARRY FITZGERALD, FAIRFAX

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MR B. FITZGERALD: Right. Can I go? Just looking at the — there’s a reference here to the gas being 158,000 barrels of oil equivalent. Now, we all know that BHP has long prided itself on being at the high end of the business, you know, producing straightforward barrels of oil. I was just wondering is it possible to get what 158,000 barrels of oil equivalent gas is actually worth compared to if you were producing 158,000 barrels of crude oil?
MR KLOPPERS: Barry, the current ratio is probably on the order of about 3.8 or 4 to 1, something like that, in the US market. Mike, I didn’t look at this ratio today, but clearly I want to emphasise today here not the current production. What we want to emphasise is the production growth here going forward.
MR FITZGERALD: All right. And then it’s fair to say it’s — I think Petrohawk is loss making at the current moment, depending on which level you look?
MR KLOPPERS: I think that, by recollection, the last profit reported was on the order of 380 or $390 million dollars.
MR FITZGERALD: Before tax.
MR KLOPPERS: Before tax. Now, clearly they’ve had a very heavy investment program. It’s the old investment routine. If you’re growing a business very, very aggressively, clearly it consumes capital, and in certain cases if you’ve been acquiring things, then even in other parts of the profit line that can have an impact, Barry, but, you know, our valuation is based on the growth and the long term prospects of the 35 TCF that we’re buying.
OPERATOR: Thank you. Our next question comes from Tony Boyd of the Australian Financial Review. Please go ahead.
MR TONY BOYD, THE AUSTRALIAN FINANCIAL REVIEW
MR T. BOYD: Thank you. Marius, there has been suggestions that some people are confused, in London anyway, that — is BHP a miner or an oil and gas company, and I think I saw one report saying this might explain why institutions in London are underweight the company. Is that a consideration, and is it something that might influence people’s attitude to BHP now after you complete this transaction?
MR KLOPPERS: Tony, we’ve never said we’re a mining company, nor have we said we’re a petroleum company. The mission statement says we’re a diversified natural resources company, and having worked 20 years on that mission statement in various forms, I can tell you that, as I commented on the analysts call this morning, I’ve certainly had comments over time: you’ve got to split off the aluminium business because this is really only aluminium. Why don’t you spin of the petroleum business? This is only a petroleum company. We are a diversified natural resources company. That’s the offering, and that’s what makes our shareholder base an extremely diversified one with probably a higher percentage of retail and institutional investors on the register — long term institutional registers — investors on the register than would be the norm in our sector.
So clearly the market has moved on over time from 20 years ago saying you have to be a copper — you have to choose. Are you a copper or aluminium company? And then it has moved on to say, well, we understand the diversified mining company. Our journey will be, and

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continue to be, to show people the complementarity of these businesses, the stability of the cash flow that you get and the congruence of skills that you get, and that is the mission statement.
MR BOYD: Well, thank you. Can I just follow up quickly with two other smaller questions. One is what’s the cost of your financing, because obviously that goes to your superior lower cost of capital, and secondly, I think the constraints on Petrohawk might have explained why it had hedged so much of its production; would you be in a position to be, I suppose, more open and take more risk on future prices of gas and not hedge as much of what the company produces in the future?
MR KLOPPERS: Yes, Tony, I think that I want to be at pains today to point out that when we calculate the NPV of a transaction, we don’t use the cost of debt financing. You know, our conventional mechanism is that we take our target gearing ratio, we work out what our cost of capital is, obviously it’s slightly different per asset class, liabilities different from minerals, different from petroleum, but I want to stress that we don’t value this at the cost of debt financing. Secondly, historically Petrohawk has run a hedging program. We haven’t commented on that at all today, but clearly our strategy is always price of day, don’t hedge interest rates, don’t hedge commodity, don’t hedge currency, and that will be unchanged as we go forward here.
OPERATOR: Thank you. The next question comes from Jamie Freed of the Australian Financial Review. Please go ahead.
MS JAMIE FREED, THE AUSTRALIAN FINANCIAL REVIEW
MS J. FREED: Yes, just got a couple of questions. Just to start, so is it right that this is accretive in the 2013 financial year, to start?
MR KLOPPERS: It is indeed the first full year of consolidation, Jamie.
MS FREED: Yes, and with this 7 and a half billion dollar facility, is this like a bridging facility or is it something that’s like a three year or five year type facility?
MR KLOPPERS: Jamie, we haven’t disclosed any details on that, but in terms of the corporation value, you know, this is a relatively modest amount of debt given that we had some cash on the balance sheet, and then I should point out that our normal practice is to fund most of our debt by way of long and medium term dated bonds, and you should take it as read that that is going to continue to be our practice here. I don’t want to make any predictions, but we will always put financing in place commensurate with the size, the risk, and then taking into account what our overall financing practice is which has not changed.
OPERATOR: Thank you. Our next question comes from Jessica Chow of Nikkei Newspaper. Please go ahead.
MS JESSICA CHOW, NIKKEI NEWSPAPER
MS J. CHOW: Hi, I would just like to ask about the Petrohawk. So how much production growth and - how much do you expect and by when? That’s my first question, and the second one is any export plans for LNG from Petrohawk?

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MR KLOPPERS: Jessica, I think that one of the reasons that Petrohawk has been attractive to us is because it is in that large liquid North American market where you can sell the gas. I think that you should look at export LNG, other ways that this gas will be used in due course, as ways that increase the apparent demand for gas, but, you know, the price is always likely to be dominated by the pricing mechanism that we’ve got today which is, sort of, a Henry Hub equivalent with price differentials based on the location. In terms of production growth, I think I probably don’t want to give more detail than Mike has already given in the analyst presentation which is on our website, which details a 10 per cent production growth out of this asset on a CAGR basis for the next eight years, and that’s probably as much as a forward look as we want to do today.
MS CHOW: Okay.
OPERATOR: Thank you. Our next question comes from Rebecca Kebboday of Thomson Reuters. Please go ahead.
MS REBECCA KEBEDE, THOMSON REUTERS
MS R. KEBEDE: Hi. I was wondering actually about the Australian shale gas industry and whether or not — given that super majors have recently shown some interest in Australian shale gas — if BHP might turn towards Australian shale gas and investing more in that in the coming years, and sorry if you have already addressed this. I joined the call a little bit late.
MR KLOPPERS: Rebecca, it’s — yes. Our focus in Australia is probably for the current moment - for Mike is, you know, getting the — the gas fields that he is currently developing in — which we are currently building in Western Australia and obviously off the coast of Victoria — that ongoing sequence of development there. And then the static gas resources that are off the north-west — north-west of Australia. You know, in due course that may change but, you know, overall we have got a very heavy plate of investment opportunities to chew through in the petroleum business in Australia and then — particularly given the minerals business — Australia, in general.
MS KEBEDE: Thank you.
OPERATOR: Thank you. Our next question comes from Peter Ryan of ABC. Please go ahead.
MR PETER RYAN, ABC
MR P. RYAN: Yes. Hi, Marius. Just more of a question about the global outlook. How much are you counting on a turnaround in the economic prospects for the United States for this to make money for BHP and its investors and, also, what is your view about the sovereign debt storm clouds over Europe at the moment and how that impacts your thinking when it comes to making the big deals?
MR KLOPPERS: Peter, you know, clearly these issues are very serious and we clearly take them into account. About two-thirds of our sales are to Asia at the moment. You know, obviously we believe the world is one interconnected system so if one part gets a cold or, you know, the other will — the others will catch that eventually. So we are clearly looking at the global outlook. When we are making an acquisition, though, particularly one like this where the

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majority of the value is being paid for the resources in the ground — I mean, the best Australian analogy that I can take is when we bought Olympic Dam a couple of years ago where, explicitly, the money was — most of the money was paid for the Olympic Dam resource that is in the ground that is going to deliver over many decades. Obviously, these near term issues are less relevant than when you are buying shorter dated assets where the majority of the cash flows occur within short dated period. The majority of cash flows here will occur, even taking into account the acquisition amount, you know, over the next 10 and 20 years in this, and so while I don’t want to discount the global outlook, I mean, clearly, in all of our investments they are longer dated in nature and take into account the longer dated fundamentals of all of our markets.
MR RYAN: Okay. Thanks very much, Marius.
MR KLOPPERS: Peter.
OPERATOR: Our next question comes from Matt Chambers of The Australian. Please go ahead.
MR MATT CHAMBERS, THE AUSTRALIAN
MR M. CHAMBERS: Hi again, Marius. Ignoring Australia and, I guess, looking into the long-term future, do you see shale gas as sort of purely a US, I don’t know, phenomenon? I mean, is there any sort of portion of the value you are attributing to Petrohawk and Chesapeake as sort of gaining experience to, you know, operate in other regions? And I guess I’m thinking China mainly.
MR KLOPPERS: Yes. Matt, clearly there is a substantial amount of shale in China and that has been written about quite a bit over the last month. I think what — where the question is at is what has made the US unique and which has particularly made this part of the US unique is that it has been in the oil and gas business for 70 years and, hence, the amount of interconnects, the amount of evacuation capacity that is there and leads to all of the — and the amount of industrial capacity in things like the Gulf market and so on is enormous.
I think it is a little early to tell whether the infrastructure can be created in some of these other areas in order to make those into businesses. Clearly that is something that we are going to be watching very, very closely, and clearly we do see that being a global company is one of the things that makes us different. So let me — without wanting to signal anything for the future, if you have a tool in your toolbox, being able to apply that tool in more than one jurisdiction is a valuable thing to do. And clearly we are making this acquisition fully cognisant of that. What I just don’t want to project is that there is anything specific or near term and so on. But time will tell and this is a decades — you know, this is something which takes a decade long — decades-long view, not a single-year view.
MR CHAMBERS: Thanks, Marius.
OPERATOR: Thank you. Our next question comes from Peter Smith of Financial Times. Please go ahead.
MR KLOPPERS: Hi, Peter.
MR PETER SMITH, FINANCIAL TIMES

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MR P. SMITH: Hello, Marius. How are you. Listen, could you tell me when did the Petrohawk opportunity, if you like, come onto your radar? Was it sometime after Chesapeake? And a little bit about the rationale behind you guys paying a I think a 65 per cent premium.
MR KLOPPERS: Yes. Peter, clearly Mike has been looking at the shale gas players, as I have said, in particular over the last, you know, sort of two — 18 months, two years, and clearly there has been an awareness of not only Petrohawk but also the other major companies in that industry. But the discussions have largely — not largely, have exclusively taken place over the last two months with the — with the — with Petrohawk has a — an understanding, as Floyd put it this morning, by Petrohawk, given an increased capital spend and given their commitments, and given the fact that they have tapped the share market already many times for capital, and it has sold off all of the non-core assets. It is only very, very recently that those — that those discussions were consummated. Sorry, Peter, you had a second part of your question that I just was thinking of - - -
MR SMITH: It was the premium.
MR KLOPPERS: Peter, I think that you should see it in the context of, you know, sort of, 30 per cent debt on the balance sheet here. What is the total premium that you are paying on the — on the whole — in particular, what are you buying? You are buying a set of resources to which hopefully, all going well — we are very confident — but all going well, you are going to apply multiples of that acquisition price in capital to that resource base going forward. And that explains why the premier for exploration-type companies are often higher than for big developed corporates where the upside is capped and so on. The enormous upside in exploration companies normally causes this to happen. And I have already explained this morning why the Petrohawk price we believe we can add value beyond that. The cost of what we can fund at and the speed with which we can go, so that is — the multiple — sorry — the transaction multiples, in terms of resources bought, payment per unit of resource, are probably the things that I want to steer you at because that is what we are buying, the gas in the ground, the oil in the ground. And I would like you to compare that price with what other people have paid in similar transactions, not the share price.
MR SMITH: Okay. Thank you.
OPERATOR: Thank you. Our final question comes from Jamie Freed of the Australian Financial Review. Please go ahead.
MS JAMIE FREED, THE AUSTRALIAN FINANCIAL REVIEW
MS J. FREED: Yes. I was just wondering why you are going after shale gas rather than higher margin players like liquids in the Gulf of Mexico or offshore Africa or Brazil?
MR KLOPPERS: Jamie, I think it’s — our view is unchanged from — from I think when I spoke with you six months ago which is, you know, in many of our products the commodity prices at the moment are relatively elevated. The asking price for assets, Tihuana assets particularly — in those products are very high. And I indicated at the time of the Chesapeake transaction that shale gas may be in a different space at this point in time. So I think it is a question of those factors meeting the opportunity that arises out of an industry that is restructuring and out of a particular company here that recognises our people are going to better off with a big company.

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They are going to deploy money more and they are going to create more value. So it is a question of commodity price, availability and opportunity coming together, and I probably can’t add much beyond that.
MS FREED: Yes. So will that mean in the future though you will continue to look at liquids as well?
MR KLOPPERS: In the future, I hope that over time we are a resources company. We have always indicated that putting resources into the portfolio is on ongoing thing. As a management team we feel particularly proud that over the last six or seven years we have added a number of the principal assets in our portfolio where capital will be deployed over many decades. Potash, Olympic Dam, and now the shale gas assets. And you can see that that spans a variety of products and we will continue to endeavour to put resource that we can operate on over time into the portfolio. I think we are probably at the end of the session. Samantha and others stand ready to take additional questions. Thank you very much for joining us on the call. Again, it has been a morning of some slight technical glitches. My apologies for the little bit of a wrong-footed start from a technology perspective that we got started on. Thank you very much.
CONFERENCE CONCLUDED

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